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                                                                EXHIBIT 99.B5(b)


                       AMERICAN AADVANTAGE MILEAGE FUNDS
                         INVESTMENT ADVISORY AGREEMENT


         AGREEMENT made this 12th day of November, 1996 by and between AMR Investment Services, Inc., a Delaware Corporation (the "Manager"), and
Hotchkis and Wiley, a division of the Capital Management Group of Merrill Lynch Asset Management, L.P. (the "Adviser");

         WHEREAS, American AAdvantage Mileage Funds (the "Mileage Trust"), a Massachusetts Business Trust, is an open- end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), consisting of several portfolios of shares, each having its own investment policies; and

         WHEREAS, the Mileage Trust has retained the Manager to provide the Mileage Trust with business and asset management services, subject to the control of the Mileage Trust's Board of Trustees;

         WHEREAS, the Mileage Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

         WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Mileage Trust with respect to certain of its investment portfolios and such other investment portfolios as the Mileage Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively, the "Portfolios") and as described in the Mileage Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

         NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1. DUTIES OF ADVISER. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios' assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Mileage Trust with records concerning the Adviser's activities which the Mileage Trust is required to maintain, and to render regular reports to the Manager and to the Mileage Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager's oversight and the control of the officers and the Trustees of the Mileage Trust and in compliance with such policies as the Trustees may
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from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Mileage Trust's current registration statement as amended from time to time, and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Adviser can request that the Manager make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Mileage Trust's Custodian(s) to hold and/or transfer the Portfolios' assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Mileage Trust and its custodian(s).) The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Mileage Trust expenses except as specified in this Agreement.

         2. PORTFOLIO TRANSACTIONS. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Mileage Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results with respect to brokers' commissions and discounts as described in the Mileage Trust's current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Mileage Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Mileage Trust such information relating to portfolio transactions as they may reasonably request.

         3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule A to the average month-end assets of the specified portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).
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         The Adviser agrees that the fee charged to the Manager will be no more than that charged for any other client of similar type. Furthermore, the Adviser agrees to notify the Manager on a timely basis of any fee schedule it enters into with any other client of similar type which is lower than the fee paid by the Manager.

         4. OTHER SERVICES. At the request of the Mileage Trust or the Manager, the Adviser in its discretion may make available to the Mileage Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Mileage Trust or the Manager at a price to be agreed upon by the Adviser and the Mileage Trust or the Manager.

         5. REPORTS. The Manager (on behalf of the Mileage Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6. STATUS OF ADVISER. The services of the Adviser to the Mileage Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Mileage Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Mileage Trust in any way or otherwise be deemed an agent to the Manager or the Mileage Trust.

         7. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Manager or the Mileage Trust are the property of the Manager or the Mileage Trust and will be surrendered promptly to the Manager or Mileage Trust on request.

         8. LIABILITY OF ADVISER. No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Mileage Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         9. PERMISSIBLE INTERESTS. To the extent permitted by law, Trustees, agents, and shareholders of the Mileage Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the
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Adviser are or may be interested in the Mileage Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Mileage Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Mileage Trust's registration statement as required by law.

         10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually
(a) by the vote of a majority of those Trustees of the Mileage Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Mileage Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Mileage Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days' nor more than 60 days' written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days' written notice to the Mileage Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

         As used in this Section 10, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         A copy of the Declaration of Trust of the Mileage Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding
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upon any of the Trustees, officers, or shareholders of the Mileage Trust individually.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


Hotchkis and Wiley                  AMR Investment Services, Inc.


By  /s/Nancy D. Celek               By  /s/William F. Quinn
    --------------------------          -----------------------------

Title  Chief Financial Officer      Title  President
       -----------------------             --------------------------
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                                   Schedule A
                                     to the
                       American AAdvantage Mileage Funds
                         Investment Advisory Agreement
                                    between
                         AMR Investment Services, Inc.
                                      and
                               Hotchkis and Wiley



         AMR Investment Services, Inc. shall pay compensation to Boatmen's Trust Company pursuant to section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates:

         0.60% per annum of the first $10 million
         0.50% per annum of the next $140 million
         0.30% per annum of the next $50 million
         0.20% per annum of the next $800 million
         0.15% per annum of all excess assets

         In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of American Airlines, Inc., also under management by the Adviser.

         To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another investment company, however, no portion of the advisory fee attributable to that Fund as specified above shall be paid for the period that such Fund's assets are so invested.

Funds:

         American AAdvantage Balanced Fund
         American AAdvantage Growth and Income Fund
         American AAdvantage International Equity Fund



DATED:  November 12, 1996